As filed with the Securities and Exchange Commission on August 21, 2026

Registration No. 333-297855

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ACCURAY INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-8370041
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1240 Deming Way

Madison, Wisconsin 53717

(608) 824-2800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen La Neve

President and Chief Executive Officer

Accuray Incorporated

1240 Deming Way

Madison, WI 53717

(608) 824-2800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

David Shin

Senior Vice President,

Chief Legal Officer and Corporate Secretary

Accuray Incorporated

1240 Deming Way

Madison, WI 53717

(608) 824-2800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 21, 2026

PRELIMINARY PROSPECTUS

Accuray Incorporated

6,834,308 Shares of Common Stock

This prospectus covers the offer and resale by the selling stockholders (the “Selling Stockholders”) identified herein, from time to time in one or more offerings, of up to 6,834,308 shares of our common stock, par value $0.001 per share, which consists of (i) an aggregate of 2,990,010 shares of our common stock issuable upon exercise of warrants (the “Super Premium Warrants”) that we issued to the Selling Stockholders pursuant to the Financing Agreement (as defined below), (ii) an aggregate of 2,135,721 shares of our common stock issuable upon exercise of warrants (the “Premium Warrants”) that we issued to the Selling Stockholders pursuant to the Financing Agreement and (iii) an aggregate of 1,708,577 shares of our common stock issuable upon exercise of warrants (the “Penny Warrants” and, together with the Super Premium Warrants and the Premium Warrants, the “Warrants”) that we issued to the Selling Stockholders pursuant to the Financing Agreement.

On June 6, 2025, we entered into a senior secured financing agreement (as amended by Amendment No. 1 to the Financing Agreement, dated as of December 12, 2025 (“Amendment No. 1”), as further amended by Amendment No. 2 to the Financing Agreement, dated as of December 15, 2025 (“Amendment No. 2”), as further amended by Amendment No. 3 to the Financing Agreement, dated as of July 29, 2026 (“Amendment No. 3”), and as further amended, restated, amended and restated, modified or otherwise supplemented, the “Financing Agreement”) by and among Accuray Incorporated, as borrower, certain lenders from time to time party thereto, TCW Asset Management Company LLC, as collateral agent and administrative agent for the lenders, Wingspire Capital LLC, as servicing agent and certain other parties thereto, pursuant to which, among other facilities provided thereunder, the lenders provided a $18.25 million delayed draw term loan facility (the “the DDTL Facility”).

On May 19, 2026, we drew $18.25 million from the DDTL Facility (the “DDTL Funding”). In connection with the DDTL Funding, we issued to the Selling Stockholders (i) the Super Premium Warrants at an exercise price of $1.50 per share, (ii) the Premium Warrants at an exercise price of $1.25 per share and (iii) the Penny Warrants at an exercise price of $0.01 per share. The exercise period for the Super Premium Warrants and the Premium Warrants begins on November 19, 2027 and ends on May 18, 2033, and the exercise period for the Penny Warrants began on May 18, 2026 and ends on May 18, 2033. Pursuant to the terms of the Warrants, we agreed to provide customary shelf registration rights to the Selling Stockholders covering the resale of the shares of our common stock issuable upon exercise of the Warrants.

We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders. However, we will receive proceeds from any cash exercise of the Warrants. We have agreed to pay certain expenses related to the registration of the offer and sale of the shares of common stock pursuant to the registration statement of which this prospectus forms a part. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares.

Our common stock was previously listed on The Nasdaq Global Select Market under the symbol “ARAY.” Effective August 6, 2026, we transferred the listing of our common stock from The Nasdaq Global Select Market to Nasdaq Capital Markets, where we continue to trade under the same symbol “ARAY.” On August 20, 2026, the last reported sale price of our common stock on Nasdaq Capital Markets was $0.29 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus (including the documents incorporated by reference herein) and any amendments or supplements carefully before you make your investment decision.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus, and under similar headings in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2026.

table of contents

i

About this Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended (“Securities Act”). Under this shelf registration process, the Selling Stockholders named in this prospectus may offer or sell shares of our common stock in one or more offerings from time to time. Each time the Selling Stockholders named in this prospectus (or in any supplement to this prospectus) sell shares of our common stock under the registration statement of which this prospectus is a part, such Selling Stockholders must provide a copy of this prospectus and any applicable prospectus supplement to a potential purchaser, as required by law.

In certain circumstances, a prospectus supplement may add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

Neither we nor the Selling Stockholders have authorized any other person to provide you with information other than the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any of the Selling Stockholders will make an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise indicates, the terms “Accuray,” “Company,” “Registrant,” “we,” “us,” and “our” as used in this prospectus refer to Accuray Incorporated and our subsidiaries, and the term “common stock” refers to our common stock, par value $0.001 per share. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

Trademarks

This document or the documents incorporated by reference herein contain references to trademarks and service marks belonging to us or other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend the use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

Cautionary Note Regarding Forward-Looking Statements

This prospectus and certain information incorporated herein by reference contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included or incorporated by reference in this registration statement, other than statements that are purely historical, are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “may,” “will be,” “will continue,” “will likely result,” and similar expressions also identify forward-looking statements. Those statements appear in this prospectus and the documents incorporated herein and therein by reference, particularly in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions, and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. We refer you to the risks discussed in our other filings with the SEC incorporated by reference herein, which identify important risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. The discussion of risks and uncertainties set forth in those filings should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

Our expectations, beliefs, objectives, intentions and strategies regarding future results are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by our forward-looking statements. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of the filing of this prospectus.

Prospectus summary

This summary highlights selected information and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information”.

The Company

We are a radiation therapy company that develops, manufactures, sells and supports market-changing solutions that are designed to deliver radiation treatments for even the most complex cases, while making commonly treatable cases even more straightforward, to meet the full spectrum of patient needs. We believe in comparison to conventional linear accelerators, our treatment delivery, planning, and data management solutions provide better accuracy, flexibility, and control; fewer treatments with shorter treatment times; and the technology to expand beyond cancer, making it easier for clinical teams around the world to provide treatments that help patients get back to living their lives, faster.

Our innovative technologies, the CyberKnife® and TomoTherapy® platforms, including the Radixact® System, our next generation TomoTherapy platform, are designed to deliver advanced treatments, including stereotactic radiosurgery (“SRS”), stereotactic body radiation therapy (“SBRT”), intensity modulated radiation therapy (“IMRT”), image-guided radiation therapy (“IGRT”), and adaptive radiation therapy (“ART”). The CyberKnife and TomoTherapy platforms have complementary clinical applications with the same goal: to empower our customers to deliver the most precise and accurate treatments while still minimizing dose to healthy tissue, helping to reduce the risk of side effects that may impact patients’ quality of life. Each of these systems serves patient populations treated by the same medical specialty, radiation oncology, with advanced capabilities. The CyberKnife platform is also used by neurosurgeons specializing in radiosurgery to treat patients with tumors in the brain and spine, and neurologic and/or endocrine disorders. In addition to these products, we also provide services which include post-contract customer support (warranty period services and post-warranty services), installation services, training, and other professional services.

Corporate Information

We were incorporated in California in 1990 and commenced operations in 1992. We reincorporated in Delaware in 2007. Our principal offices in the United States are located in Madison, Wisconsin and Santa Clara, California, and our telephone number is (608) 824-2800. Our main corporate website address is www.accuray.com. The information on our website is not a part of nor incorporated by reference in this prospectus.

Risk Factors

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and uncertainties described under “Part I. Item 1A. Risk Factors” in our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2025 and our Quarterly Reports on Form 10-Q (including any amendments thereto on Form 10-Q/A) for the quarters ended September 30, 2025, December 31, 2025, and March 31, 2026, which are incorporated by reference in this prospectus, together with all of the other information contained in this prospectus and the documents incorporated by reference herein. If any of these risks actually occur, our business, operating results and financial condition could be materially and adversely impacted, the market price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and financial results and the value of our common stock.

Use of Proceeds

We will not receive any proceeds from the sale of shares of our common stock by the Selling Stockholders. However, we will receive proceeds from any cash exercise of the Warrants. There can be no assurance that any of the Warrants will be exercised by the Selling Stockholders or that they will exercise the Warrants for cash instead of using the cashless exercise feature. We intend to use the net proceeds, if any, from any cash exercise of the Warrants for general corporate purposes.

Description of Securities

The following summary describes our securities and the material provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and the other documents described in this section, copies of which have been filed with the SEC and are referenced in the exhibits to our registration statement, of which this prospectus forms a part.

General

Our amended and restated certificate of incorporation authorizes us to issue up to 200,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of May 31, 2026, we had approximately 118,963,696 shares of common stock outstanding.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders. Cumulative voting for the election of directors is not provided for in our amended and restated certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. There are no sinking fund provisions applicable to our common stock.

Right to Receive Liquidation Distributions

Upon our dissolution or liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding is able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our chairperson of the board of directors, chief executive officer, president, secretary or a majority of the authorized number of directors may call a special meeting of stockholders.

Our amended and restated certificate of incorporation requires a 66 2/3% stockholder vote for the amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws relating to the classification of our board of directors, the requirement that stockholder actions be effected at a duly called meeting, and the designated parties entitled to call a special meeting of the stockholders. The combination of the classification of our board of directors, the lack of cumulative voting and the 66 2/3%

stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an "interested stockholder" as an entity or person who, together with the person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitation of Liability; Indemnification

As permitted by Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for any breach of the director’s duty of loyalty to us or our stockholders, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, unlawful payment of dividends or unlawful stock repurchases or redemptions, and any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides that we may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of us or any predecessor of ours, or serves or served at any other enterprise as a director, officer, employee or agent at our request or the request any of our predecessors.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.

Our bylaws provide that we shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of ours who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of ours or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such action, suit or proceeding.

Choice of Forum

Our bylaws provide that, unless we consent, the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty owed by any of our directors, officers, stockholders, employees or agents to us or our stockholders; any action asserting a claim against us or any of our directors, officers, stockholders, employees or agents arising out of or relating to any provision of the DGCL or our amended and restated certificate of incorporation or our bylaws; or any action asserting a claim against us or any of our directors, officers, stockholders, employees or agents that is governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

Warrants

The following table sets forth information about outstanding warrants to purchase shares of our common stock, as of July 31, 2026.

Warrants Exercisable for Common Stock	Shares of Common Stock Issuable Upon Exercise of the Warrants	Exercise Price Per Share	Exercise Period
June 2025 Penny Warrants held by the Selling Stockholders	6,247,531	$0.01	June 6, 2025 – June 6, 2032
June 2025 Premium Warrants held by the Selling Stockholders	17,180,710	$1.68	December 7, 2025 – June 6, 2032
December 2025 Penny Warrants held by the Selling Stockholders	1,750,129	$0.01	December 15, 2025 – December 15, 2032
December 2025 Premium Warrants held by the Selling Stockholders	2,187,661	$1.25	June 16, 2026 – December 15, 2032
December 2025 Super Premium Warrants held by the Selling Stockholders	3,062,726	$1.50	June 16, 2026 – December 15, 2032
Penny Warrants held by the Selling Stockholders	1,708,577	$0.01	May 18, 2026 – May 18, 2033
Premium Warrants held by the Selling Stockholders	2,135,721	$1.25	November 19, 2026 – May 18, 2033
Super Premium Warrants held by the Selling Stockholders	2,990,010	$1.50	November 19, 2026 – May 18, 2033

On June 6, 2025, we issued to certain lenders party to the Financing Agreement (i) warrants to purchase 17,180,710 shares of common stock, which warrants are exercisable on and after December 7, 2025 and expire on June 6, 2032 and have an exercise price of $1.68 per share, subject to certain adjustments (the “June 2025 Premium Warrants”) and (ii) warrants to purchase 6,247,531 shares of common stock, which warrants are exercisable on and after June 6, 2025 and expire on June 6, 2032 and have an exercise price of $0.01 per share (the “June 2025 Penny Warrants” and, together with the June 2025 Premium Warrants, the “June 2025 Warrants”).

On December 15, 2025, in connection with our entry into Amendment No. 1 and Amendment No. 2, we issued to certain lenders party thereto (i) warrants to purchase 3,062,726 shares of common stock, which warrants are exercisable on and after June 16, 2026 and expire on December 15, 2032 and have an exercise price of $1.50 per share, subject to certain adjustments (the “December 2025 Super Premium Warrants”) (ii) warrants to purchase 2,187,661 shares of common stock, which warrants are exercisable on and after June 16, 2026 and expire on December 15, 2032 and have an exercise price of $1.25 per share, subject to certain adjustments (the “December 2025 Premium Warrants”) and (iii) warrants to purchase 1,750,129 shares of common stock, which warrants are exercisable on and after December 15, 2025 and expire on December 15, 2032 and have an exercise price of $0.01 per share (the “December 2025 Penny Warrants” and, together with the December 2025 Premium Warrants and the December 2025 Super Premium Warrants, the “December 2025 Warrants”).

On May 18, 2026, in connection with the DDTL Funding, we issued to certain lenders party to the Financing Agreement (i) the Super Premium Warrants to purchase 2,990,010 shares of common stock, which warrants are exercisable on and after November 19, 2026 and expire on May 18, 2033 and have an exercise price of $1.50 per share, subject to certain adjustments (ii) the Premium Warrants to purchase 2,135,721 shares of common stock, which warrants are exercisable on and after November 19, 2026 and expire on May 18, 2033 and have an exercise price of $1.25 per share, subject to certain adjustments and (iii) the Penny Warrants to purchase 1,708,577 shares of common stock, which warrants are exercisable on and after May 18, 2026 and expire on May 18, 2033 and have an exercise price of $0.01 per share.

The June 2025 Warrants, the December 2025 Warrants and the Warrants have certain anti-dilution protection provisions, including price-based anti-dilution protection in the event that we sell stock at a price below (i) $1.25 in the case of the June 2025 Premium Warrants, (ii) $1.12 in the case of the December 2025 Super Premium Warrants  and the Super Premium Warrants, (iii) $0.93 in the case of the December 2025 Premium Warrants and the Premium

Warrants and (iv) $1.00 in the case of the June 2025 Penny Warrants, the December 2025 Penny Warrants and the Penny Warrants. We agreed to issue the June 2025 Warrants, the December 2025 Warrants in connection with, and to induce the lenders to enter into, the Financing Agreement, including Amendment No. 1 and Amendment No. 2 thereto. We agreed to issue the Warrants in connection with the DDTL Funding, pursuant to terms of the Financing Agreement.

The terms of the June 2025 Warrants, the December 2025 Warrants and the Warrants provide that we will, among other things, prepare and file with the SEC a registration statement covering the resale of the shares underlying the June 2025 Warrants, the December 2025 Warrants and the Warrants. The registration statement of which this prospectus is a part has been filed by us in satisfaction of our obligations under the Warrants to file such registration statement. We have also agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part continuously effective, supplemented and amended as required by the Securities Act, in order to permit this prospectus to be usable by the Selling Stockholders for a period from the date the registration statement becomes effective to, and including, the date upon which all registrable securities have been sold and no longer subject to restrictions on transfer or the securities no longer constitute registrable securities (whichever is earlier).

The foregoing summary of the terms and conditions of the June 2025 Warrants, the December 2025 Warrants and the Warrants does not purport to be complete and is qualified in its entirety by reference to the Form of June 2025 Premium Warrants, Form of June 2025 Penny Warrants, Form of Super Premium Warrants, Form of Premium Warrants and Form of Penny Warrants that are attached as exhibits to the registration statement of which this prospectus forms a part.

Listing

Our common stock is listed on Nasdaq Capital Markets under the symbol "ARAY."

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Selling Stockholders

This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 6,834,308 shares of our common stock, consisting of (i) 2,990,010 shares of our common stock issuable upon exercise of the Super Premium Warrants, (ii) 2,135,721 shares of our common stock issuable upon exercise of the Premium Warrants and (iii) 1,708,577 shares of our common stock issuable upon exercise of the Penny Warrants by the Selling Stockholders. The term “Selling Stockholders” includes the stockholders listed below and their permitted transferees who may acquire shares from a Selling Stockholder after the date of this prospectus. Information concerning the Selling Stockholders may change after the date of this prospectus and changed information will be presented in a supplement to this prospectus if and when required.

The table below sets forth the following information, as of July 31, 2026: (i) the name of each Selling Stockholder, (ii) the number of shares of common stock beneficially owned by each Selling Stockholder, (iii) the number of shares of common stock offered by each Selling Stockholder hereunder, (iv) the number of shares of common stock beneficially owned by each Selling Stockholder following the completion of this offering (assuming each Selling Stockholder sells all of the shares of our common stock covered by this prospectus) and (v) the percentage of common stock beneficially owned by each Selling Stockholder following the completion of this offering (assuming each Selling Stockholder sells all of the shares of our common stock covered by this prospectus), based on 118,963,696 shares of our common stock outstanding as of May 31, 2026.

The Selling Stockholders are not making any representation that any shares of common stock covered by this prospectus will be offered for sale. Because each Selling Stockholder may dispose of all, none or some portion of the shares of common stock covered by this prospectus, no estimate can be given as to the number of shares that will be beneficially owned by a Selling Stockholder upon termination of this offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of their shares of common stock in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. For purposes of the table below, however, we have assumed that after termination of this offering, none of the shares of common stock registered for resale under this prospectus will be beneficially owned by the Selling Stockholders, and we have further assumed that the Selling Stockholders will not acquire beneficial ownership of any additional shares of common stock during this offering.

The following table is prepared based on information provided to us by the Selling Stockholders. Except as may be described below, none of the Selling Stockholders has had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years. In addition, based on information provided to us, none of the Selling Stockholders that are affiliates of broker-dealers, if any, purchased the shares of our common stock outside the ordinary course of business or, at the time of their acquisition of such shares, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares. Information concerning the Selling Stockholders may change from time to time, and any changed information will be set forth in supplements to this prospectus to the extent required.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Before this Offering (1)	Percentage of Shares of Common Stock Beneficially Owned Before this Offering	Shares of Common Stock Offered by this Prospectus (1)	Shares of Common Stock Beneficially Owned After this Offering (1)	Percentage of Shares of Common Stock Beneficially Owned After this Offering
First Trust Alternative Opportunities Fund (2)	5,744,723	4.83%	1,053,623	4,691,100	3.94%
First Trust Private Credit Fund (3)	931,576	*	170,857	760,719	*
First Trust Enhanced Private Credit Fund (4)	776,313	*	142,381	633,932	*
Asilia Credit Fund, LP (5)	4,968,408	4.18%	911,241	4,057,167	3.41%
Walnut Capital Fund I, LP (6)	1,242,103	1.04%	227,811	1,014,292	*
Nationwide Mutual Insurance Company (7)	4,657,883	3.92%	854,288	3,803,595	3.20%
TCW Rescue Financing Fund II LP (8)	17,622,504	14.81%	3,232,091	14,390,413	12.10%
West Virginia Direct Lending LLC (9)	1,319,555	1.11%	242,016	1,077,539	*

Total	37,263,065	31.32%	6,834,308	30,428,757	25.58%

* Less than 1%.

(1)	Includes shares issuable to the Selling Stockholders upon exercise of outstanding June 2025 Warrants, December 2025 Warrants and Warrants.

(2)	First Trust Alternative Opportunities Fund (“FTAOF”) is the direct holder of the Warrants pursuant to which the shares reported may be issued, which includes (a) 460,960 shares of common stock under a Super Premium Warrant issued by the Company to FTAOF on May 18, 2026 which Super Premium Warrant is exercisable on November 19, 2026, expires on May 18, 2033 and has an exercise price of $1.50 per share of common stock, subject to certain adjustments, (b) 329,257 shares of common stock under a Premium Warrant issued by the Company to FTAOF on May 18, 2026 which Premium Warrant is exercisable on November 19, 2026, expires on May 18, 2033 and has an exercise price of $1.25 per share of common stock, subject to certain adjustments, (c) 263,406 shares of common stock under Penny Warrants issued by the Company to FTAOF on December 15, 2025, (d) 1,079,246 shares of common stock under the December 2025 Warrants issued by the Company to FTAOF and (e) 3,611,854 shares of common stock under the June 2025 Warrants issued by the Company to FTAOF pursuant to the Financing Agreement. First Trust Capital Management, LP (“FTCM”) is the investment advisor to FTAOF. Michael Peck, CEO of FTCM, Thomas Reckley, President of FTCM and Chad Eisenberg, COO of FTCM share voting and dispositive power over the 5,744,723 shares of common stock issuable upon exercise of the June 2025 Warrants, the December 2025 Warrants and the Warrants held by FTAOF. The address of FTAOF is 225 W. Wacker Drive, Suite 2160, Chicago, IL 60606. FTAOF acts as lender in principal amount of $21.3 million to the Company pursuant to the Financing Agreement. The foregoing reference to the Financing Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the Financing Agreement, including Amendment No. 1 and Amendment No. 2 thereto, each of which is attached as an exhibit to the registration statement of which this prospectus forms a part.

(3)	First Trust Private Credit Fund (“FTPCF”) is the direct holder of the Warrants pursuant to which the shares reported may be issued, which includes (a) 74,750 shares of common stock under a Super Premium Warrant issued by the Company to FTPCF on May 18, 2026 which Super Premium Warrant is exercisable on November 19, 2026, expires on May 18, 2033 and has an exercise price of $1.50 per share of common stock, subject to certain adjustments, (b) 53,393 shares of common stock under a Premium Warrant issued by the Company to FTPCF on May 18, 2026 which Premium Warrant is exercisable on November 19, 2026, expires on May 18, 2033 and has an exercise price of $1.25 per share of common stock, subject to certain adjustments, (c) 42,714 shares of common stock under Penny Warrants issued by the Company to FTPCF on May 18, 2026, (d) 175,013 shares of common stock under the December 2025 Warrants issued by the Company to FTPCF and (e) 585,706 shares of common stock under the June 2025 Warrants issued by the Company to FTPCF pursuant to the Financing Agreement. First Trust Capital Management, LP (“FTCM”) is the investment advisor to FTPCF. Michael Peck, CEO of FTCM, Thomas Reckley, President of FTCM and Chad Eisenberg, COO of FTCM share voting and dispositive power over the 931,576 shares of common stock issuable upon exercise of the June 2025 Warrants, the December 2025 Warrants and the Warrants held by FTPCF. The address of FTPCF is 225 W. Wacker Drive, Suite 2160, Chicago, IL 60606. FTPCF acts as lender in principal amount of $3.5 million to the Company pursuant to the Financing Agreement. The foregoing reference to the Financing Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the Financing Agreement, including Amendment No. 1 and Amendment No. 2 thereto, each of which is attached as an exhibit to the registration statement of which this prospectus forms a part.

(4)	First Trust Enhanced Private Credit Fund (“FTEPCF”) is the direct holder of the Warrants pursuant to which the shares reported may be issued, which includes (a) 62,292 shares of common stock under a Super Premium Warrant issued by the Company to FTEPCF on May 18, 2026 which Super Premium Warrant is exercisable on November 19, 2026, expires on May 18, 2033 and has an exercise price of $1.50 per share of common stock, subject to certain adjustments, (b) 44,494 shares of common stock under a Premium Warrant issued by the Company to FTEPCF on May 18, 2026 which Premium Warrant is exercisable on November 19, 2026, expires on May 18, 2033 and has an exercise price of $1.25 per share of common stock, subject to certain adjustments, (c) 35,595 shares of common stock under Penny Warrants issued by the Company to FTEPCF on May 18, 2026, (d) 145,844 shares of common stock under the December 2025 Warrants issued by the Company to FTEPCF and (e) 488,088 shares of common stock under the June 2025 Warrants issued by the Company to FTEPCF pursuant to the Financing Agreement. First Trust Capital Management First Trust Capital Management, LP (“FTCM”) is the investment advisor to FTEPCF. Michael Peck, CEO of FTCM, Thomas Reckley, President of FTCM and Chad Eisenberg, COO of FTCM share voting and dispositive power over the 776,313 shares of common stock issuable upon exercise of the June 2025 Warrants, the December 2025 Warrants and the Warrants held by FTEPCF. The address of FTEPCF is 225 W. Wacker Drive, Suite 2160, Chicago, IL 60606. FTEPCF acts as lender in principal amount of $2.9 million to the Company pursuant to the Financing Agreement. The foregoing reference to the Financing Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the Financing Agreement, including Amendment No. 1 and Amendment No. 2 thereto, each of which is attached as an exhibit to the registration statement of which this prospectus forms a part.

(5)	Asilia Credit Fund, LP (“Asilia”) is the direct holder of the Warrants pursuant to which the shares reported may be issued, which includes (a) 398,668 shares of common stock under a Super Premium Warrant issued by the Company to Asilia on May 18, 2026 which Super Premium Warrant is exercisable on November 19, 2026, expires on May 18, 2033 and has an exercise price of $1.50 per share of common stock, subject to certain adjustments, (b) 284,763 shares of common stock under a Premium Warrant issued by the Company to Asilia on May 18, 2026 which Premium Warrant is exercisable on November 19, 2026, expires on May 18, 2033 and has an exercise price of $1.25 per share of common stock, subject to certain adjustments, (c) 227,810 shares of common stock under Penny Warrants issued by the Company to Asilia on May 18, 2026, (e) 933,402 shares of common stock under the December 2025 Warrants issued by the Company to Asilia and (d) 3,123,765 shares of common stock under the June 2025 Warrants issued by the Company to Asilia pursuant to the Financing Agreement. Asilia is managed by K. Austin Read and Jonathan S. Gardner. K. Austin Read and Jonathan S. Gardner share voting and dispositive power over the 4,968,408 shares of common stock issuable upon exercise of the June 2025 Warrants, the December 2025 Warrants and the Warrants held by Asilia. The address of Asilia is 2250 S West Temple St, Salt Lake City, UT 84115. Asilia acts as lender in principal amount of $18.4 million to the Company pursuant to the Financing Agreement. The foregoing reference to the Financing Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the Financing Agreement, including Amendment No. 1 and Amendment No. 2 thereto, each of which is attached as an exhibit to the registration statement of which this prospectus forms a part.

(6)	Walnut Capital Fund I, LP (“Walnut”) is the direct holder of the Warrants pursuant to which the shares reported may be issued, which includes (a) 99,667 shares of common stock under a Super Premium Warrant issued by the Company to Walnut on May 18, 2026 which Super Premium Warrant is exercisable on November 19, 2026, expires on May 18, 2033 and has an exercise price of $1.50 per share of common stock, subject to certain adjustments, (b) 71,191 shares of common stock under a Premium Warrant issued by the Company to Walnut on May 18, 2026 which Premium Warrant is exercisable on November 19, 2026, expires on May 18, 2033 and has an exercise price of $1.25 per share of common stock, subject to certain adjustments, (c) 56,953 shares of common stock under Penny Warrants issued by the Company to Walnut on May 18, 2026, (d) 233,351 shares of common stock under the December 2025 Warrants issued by the Company to Walnut and (e) 780,841 shares of common stock under the June 2025 Warrants issued by the Company to Walnut pursuant to the Financing Agreement. Walnut is managed by Michael S. Chang. Michael S. Chang holds sole voting and dispositive power over the 1,242,103 shares of common stock issuable upon exercise of the June 2025 Warrants, the December 2025 Warrants and the Warrants held by Walnut. The address of Walnut is 453 S Spring St., Ste 400, Los Angeles, CA, 90013. Walnut acts as lender in principal amount of $4.6 million to the Company pursuant to the Financing Agreement. The foregoing reference to the Financing Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the Financing Agreement, including Amendment No. 1 and Amendment No. 2 thereto, each of which is attached as an exhibit to the registration statement of which this prospectus forms a part.

(7)	Nationwide Mutual Insurance Company (“Nationwide”) is the direct holder of the Warrants pursuant to which the shares reported may be issued, which includes (a) 373,751 shares of common stock under a Super Premium Warrant issued by the Company to Nationwide on May 18, 2026 which Super Premium Warrant is exercisable on November 19, 2026, expires on May 18, 2033 and has an exercise price of $1.50 per share of common stock, subject to certain adjustments, (b) 266,965 shares of common stock under a Premium Warrant issued by the Company to Nationwide on May 18, 2026 which Premium Warrant is exercisable on November 19, 2026, expires on May 18, 2033 and has an exercise price of $1.25 per share of common stock, subject to certain adjustments, (c) 213,572 shares of common stock under Penny Warrants issued by the Company to Nationwide on May 18, 2026, (d) 875,065 shares of common stock under the December 2025 Warrants issued by the Company to Nationwide and (e) 2,928,530 shares of common stock under the June 2025 Warrants issued by the Company to Nationwide pursuant to the Financing Agreement. The Chief Investment Officer of Nationwide and his authorized delegates each have voting and dispositive power over 4,657,883 shares of common stock issuable upon exercise of the June 2025 Warrants, the December 2025 Warrants and the Warrants held by Nationwide. The address of Nationwide is One Nationwide Plaza, Columbus, Ohio 43215. Nationwide acts as lender in principal amount of $17.3 million to the Company pursuant to the Financing Agreement. The foregoing reference to the Financing Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the Financing Agreement, including Amendment No. 1 and Amendment No. 2 thereto, each of which is attached as an exhibit to the registration statement of which this prospectus forms a part.

(8)	TCW Rescue Financing Fund II LP (“TCW Rescue Financing”) is the direct holder of the Warrants pursuant to which the shares reported may be issued, which includes (a) 1,414,040 shares of common stock under a Super Premium Warrant issued by the Company to TCW Rescue Financing on May 18, 2026 which Super Premium Warrant is exercisable on November 19, 2026, expires on May 18, 2033 and has an exercise price of $1.50 per share of common stock, subject to certain adjustments, (b) 1,010,028 shares of common stock under a Premium Warrant issued by the Company to TCW Rescue Financing on May 18, 2026 which Premium Warrant is exercisable on November 19, 2026, expires on May 18, 2033 and has an exercise price of $1.25 per share of common stock, subject to certain adjustments, (c) 808,023 shares of common stock under Penny Warrants issued by the Company to TCW Rescue Financing, (d) 3,310,694 shares of common stock under the December 2025 Warrants issued by the Company to TCW Rescue Financing and (e) 11,079,719 shares of common stock under the June 2025 Warrants issued by the Company to TCW Rescue Financing pursuant to the Financing Agreement. TCW Rescue Financing is an indirect subsidiary of The TCW Group, Inc. (“TCW Group”). TCW Group and its direct and indirect subsidiaries collectively constitute The TCW Group, Inc. business unit (the “TCW Business Unit”). The TCW Business Unit is primarily engaged in the provision of investment management services. The TCW Business Unit is managed separately and operated independently. The TCW Business Unit has shared voting and dispositive power over 18,942,059 shares of common stock, which includes the shares described in this footnote and in footnote 9 below. The address of TCW Rescue Financing, TCW Group and the TCW Business Unit is 515 South Flower Street, Los Angeles, CA 90071. Affiliates of TCW Group act as collateral agent and lenders in principal amount of $120 million to the Company pursuant to the Financing Agreement. In addition, TCW Asset Management Company LLC (“TCW Asset Management”), an affiliate of TCW Group, is party to the Governance Agreement, dated as of June 6, 2025 (the “Governance Agreement”), pursuant to which TCW Asset Management has the right to appoint one director of the Company. Each agreement referenced above is qualified in its entirety by reference to the Financing Agreement, including Amendment No. 1 and Amendment No. 2 thereto, and Governance Agreement, each of which is attached as an exhibit to the registration statement of which this prospectus forms a part.

(9)	West Virginia Direct Lending LLC (“WV Direct Lending”) is the direct holder of the Warrants pursuant to which the shares reported may be issued, which includes (a) 105,882 shares of common stock under a Super Premium Warrant issued by the Company to WV Direct Lending on May 18, 2026 which Super Premium Warrant is exercisable on November 19, 2026, expires on May 18, 2033 and has an exercise price of $1.50 per share of common stock, subject to certain adjustments, (b) 75,630 shares of common stock under a Premium Warrant issued by the Company to WV Direct Lending on May 18, 2026 which Premium Warrant is exercisable on November 19, 2026, expires on May 18, 2033 and has an exercise price of $1.25 per share of common stock, subject to certain adjustments, (c) 60,504 shares of common stock under Penny Warrants issued by the Company to WV Direct Lending, (d) 247,901 shares of common stock under the December 2025 Warrants issued by the Company to WV Direct Lending and (e) 829,638 shares of common stock under the June 2025 Warrants issued by the Company to WV Direct Lending pursuant to the Financing Agreement. WV Direct Lending’s sole investment advisor is an indirect subsidiary of TCW Group. TCW Group and its direct and indirect subsidiaries collectively constitute the TCW Business Unit. The TCW Business Unit has shared voting and dispositive power over 18,942,059 shares of common stock, which includes the shares described in this footnote and in footnote 8 above. The address of TCW Direct Lending is 515 South Flower Street, Los Angeles, CA 90071. Affiliates of TCW Group act as collateral agent and lenders in principal amount of $120 million to the Company pursuant to the Financing Agreement. In addition, TCW Asset Management, an affiliate of TCW Group, is party to the Governance Agreement, pursuant to which TCW Asset Management has the right to appoint one director of the Company. Each agreement referenced above is qualified in its entirety by reference to Financing Agreement, including Amendment No. 1 and Amendment No. 2 thereto, and Governance Agreement, each of which is attached as an exhibit to the registration statement of which this prospectus forms a part.

Plan of Distribution

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership or other distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock covered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of the shares or interests therein:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through agents;

•	through one or more underwriters in a public offering on a firm commitment or best-efforts basis;

•	through the settlement of short sales (including short sales “against the box”), in each case subject to compliance with the Securities Act and other applicable laws;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	in other ways not involving market makers or established trading markets;

•	by pledge to secure debts and other obligations;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of these provisions.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if the Selling Stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successor-in-interest as a Selling Stockholder under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale or other disposition of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale or other disposition of the common stock covered by this prospectus will be the price at which the shares of common stock are sold or otherwise disposed of, less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. However, we will receive proceeds from the exercise of the Warrants if they are exercised for cash by a holder thereof.

The Selling Stockholders and any underwriters, broker-dealers or agents that are involved in selling the common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum amount of any compensation to be received by any Financial Industry Regulatory Authority member will not be greater than an amount that is considered fair and reasonable for the sale of any securities being registered. The Selling Stockholders have informed us that they do not as of the date hereof have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a Selling Stockholder is deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the name of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares of our common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions under the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities in relation to the registration of the shares offered by this prospectus and certain liabilities under the Securities Act or any other similar federal or state securities laws.

We have agreed to pay the applicable filing fee with respect to the registration of these shares and any subsequent shelf registration, and pay our own direct costs, including the professional fees of our own counsel and independent registered accountants. The Selling Stockholders shall bear the cost of their own counsel, other advisors and any broker or other intermediary involved in any resale, including all applicable underwriting discounts and commissions, brokers’ commissions and stock transfer taxes, if any, on the shares sold by the Selling Stockholders in any such resale.

We have agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part continuously effective, supplemented and amended as required by the Securities Act, in order to permit this prospectus to be usable by the Selling Stockholders for a period from the date the registration statement becomes effective to, and including, the date upon which all registrable securities have been sold and no longer subject to restrictions on transfer or the securities no longer constitute registrable securities (whichever is earlier).

Once sold under the registration statement of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Legal Matters

Davis Polk & Wardwell LLP, Redwood City, California will pass upon the validity of the shares of common stock offered by this prospectus.

Experts

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, including Accuray Incorporated, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our SEC filings are also available on our website: www.accuray.com. Except for documents filed with the SEC and incorporated by reference into this prospectus, no information contained in, or that can be accessed through, our website is to be considered part of this prospectus.

Information Incorporated by Reference

The rules of the SEC allow us to incorporate by reference into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):

•	our Annual Report on Form 10-K for the year ended June 30, 2025, filed with the SEC on August 28, 2025, as amended by our Form 10-K/A filed with the SEC on February 17, 2026;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 1, 2025, to the extent incorporated by reference into our Annual Report on Form 10-K for the year ended June 30, 2025;

•	our Quarterly Reports on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 5, 2025, as amended by our Form 10-Q/A filed with the SEC on February 17, 2026, and for the quarters ended December 31, 2025, filed with the SEC on February 17, 2026, and March 31, 2026, filed with the SEC on May 6, 2026;

•	our Current Reports on Form 8-K and 8-K/A filed with the SEC on August 22, 2025, September 19, 2025, October 20, 2025, November 5, 2025, November 19, 2025, December 16, 2025, December 31, 2025 January 20, 2026, February 6, 2026, February 9, 2026, March 19, 2026, April 7, 2026, April 28, 2026, June 4, 2026, July 29, 2026, and August 6, 2026, to the extent the information in such reports is filed and not furnished; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on February 7, 2007, including any subsequently filed amendments and reports updating that description.

We also incorporate by reference into this prospectus all future reports and other documents (other than the Current Reports on Form 8-K or portions thereof that are “furnished” under Item 2.02 or Item 7.01 of Form 8-K)

that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, and (ii) on and after the date of this prospectus but prior to the termination or completion of the offering of shares of common stock under this prospectus.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Accuray Incorporated, 1240 Deming Way, Madison, WI 53717.

You also may access these filings on our website at www.accuray.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Part II
Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable by us in connection with the offering of the securities being registered. All amounts are estimated except the SEC registration fee.

SEC registration fee		$229.73
Accounting fees and expenses		*
Legal fees and expenses		*
Miscellaneous		*
Total	$	*

* These fees and expenses depend on the securities offered and the number of issuances, and accordingly cannot be estimated at this time and will be reflected in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents under certain circumstances.

As permitted by Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation provides that it may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Company or any predecessor of the Company, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Company or any predecessor to the Company.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.

Our amended and restated bylaws provide that we shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Company who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such action, suit or proceeding.

Further, we have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We also maintain directors’ and officers’ liability insurance.

See also the undertakings set out in response to Item 17 herein.

Item 16. Exhibits

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Furnished or Filed Herewith
3.1	Amended and Restated Certificate of Incorporation of Registrant.	8-K	001-33301	3.1	02/06/2013
3.2	Amended and Restated Bylaws of Registrant.	8-K	001-33301	3.1	09/20/2023
4.1	Indenture between Registrant and The Bank of New York Mellon Trust Company, N.A., as trustee, dated as of August 7, 2017.	8-K	001-33301	4.1	08/08/2017
4.2	Form of Common Stock Certificate.	S-1/A	333-138622	4.3	02/05/2007
4.3	First Supplemental Indenture, dated as of December 4, 2017, between the Registrant and The Bank of New York Mellon Trust Company, N.A., as trustee.	8-K	001-33301	4.1	12/04/2017
4.4	Indenture, dated as of May 13, 2021, between the Registrant and The Bank of New York Mellon Trust Company, N.A., as trustee.	8-K	001-33301	4.1	05/18/2021
4.5	Form of 3.75% Convertible Senior Note due 2026 (included in Exhibit 4.4)	8-K	001-33301	4.1	05/18/2021
4.6	Description of the Registrant’s Securities	10-K	001-33301	4.7	09/07/2023
4.7	Form of June 2025 Premium Warrant	8-K	001-33301	4.1	06/06/2025
4.8	Form of June 2025 Penny Warrant	8-K	001-33301	4.2	06/06/2025
4.9	Form of Super Premium Warrant	10-Q	001-33301	4.1	02/17/2026
4.10	Form of Premium Warrant	10-Q	001-33301	4.2	02/17/2026
4.11	Form of Penny Warrant	10-Q	001-33301	4.3	02/17/2026
5.1	Opinion of Davis Polk & Wardwell LLP	S-3	333-297855	5.1	07/31/2026
10.1	Governance Agreement, dated as of June 6, 2025, between the Registrant and TCW Asset Management LLC	8-K	001-33301	10.2	06/06/2025
10.2	Financing Agreement, dated as of June 6, 2025, by and among Accuray Incorporated, the lenders from time to time party thereto, TCW Asset Management Company LLC, as collateral agent and administrative agent, Wingspire Capital LLC, as servicing agent and certain other parties thereto	10-K	001-33301	10.34	08/28/2025
10.3	Amendment No. 1 to Financing Agreement dated as of December 12, 2025 by and among Accuray Incorporated, the guarantors party thereto, the consenting lenders party thereto and TCW Asset Management Company LLC, as administrative agent and collateral agent.	10-Q	001-33301	10.6	02/17/2026

10.4	Amendment No. 2 to Financing Agreement dated as of December 15, 2025 by and among Accuray Incorporated, the guarantors party thereto, the consenting lenders party thereto, TCW Asset Management Company LLC, as administrative agent and collateral agent and Wingspire Capital LLC, as servicing agent.	10-Q	001-33301	10.7	02/17/2026
10.5	Amendment No. 3 to Financing Agreement, dated July 29, 2026, by and among Accuray Incorporated, the guarantors party thereto, the lenders listed thereto, TCW Asset Management Company LLC, as collateral agent and administrative agent, and Wingspire Capital LLC, as servicing agent.	8-K	001-33301	10.2	07/29/2026
23.1	Consent of Grant Thornton LLP, independent registered public accounting firm.					X
23.2	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).	S-3	333-297855	5.1	07/31/2026
24.1	Power of Attorney (incorporated by reference to the signature page of this registration statement).	S-3	333-297855	107	07/31/2026
107	Filing fee table	S-3	333-297855	107	07/31/2026

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on August 21, 2026.

ACCURAY INCORPORATED

By:	/s/ Ali Pervaiz
Name: Ali Pervaiz
Title: SVP and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stephen La Neve Stephen La Neve	President and Chief Executive Officer and Director (principal executive officer)	August 21, 2026

/s/ Ali Pervaiz Ali Pervaiz	Chief Financial Officer (principal financial officer)	August 21, 2026

* Joseph E. Whitters	Chairperson of the Board and Director	August 21, 2026

* Chan W. Galbato	Director	August 21, 2026

* James M. Hindman	Director	August 21, 2026

* Steven F. Mayer	Director	August 21, 2026

*	Director	August 21, 2026
Mika Nishimura

* By:	/s/ Ali Pervaiz
Name: Ali Pervaiz
Title: Attorney-in-Fact